EXHIBIT 99.1

CONTACT:                                                        RELEASE:
KAREN M. L. WHELAN                                              IMMEDIATELY
(804)359-9311

             UNIVERSAL LEAF NORTH AMERICA TO CONSOLIDATE OPERATIONS

         RICHMOND,VA APRIL 27, 1999/PRNEWSWIRE/---- Universal Leaf North America, a subsidiary of Universal Leaf Tobacco Company, Inc., today announced that it would take several actions to rationalize and consolidate its U.S. operations. These actions, which management considers necessary in order for the company to remain a strong competitor in the marketplace, are to close the leaf stemming operations in the K. R. Edwards plant in Smithfield, North Carolina, consolidate those processing activities into the Thorpe Greenville plant in Rocky Mount, North Carolina, close its extruder activities in Danville, Virginia, and Greeneville, Tennessee, and reduce the number of leaf buying personnel for the upcoming season due to a reduction in the sets of buyers by the U.S. Department of Agriculture.

         R.E. Foy, Jr., President of Universal Leaf North America, noted, "The tobacco industry in the United States has faced significant challenges during the last few years, including a decline in U.S. cigarette consumption and a drop in exports of U.S. tobacco. These reductions and a build-up of inventories in the stabilization cooperatives have resulted in substantial reductions in the amount of U.S. flue-cured and burley tobaccos that can be produced and marketed, and we do not expect a near-term reversal in these trends."

            Foy further stated, "We regret that today's actions are necessary. Our processing, extruder, and leaf personnel in the affected operations have long been loyal, dedicated and supportive employees, and thus, these decisions have been extremely difficult."

         In order to minimize the effect of these actions on the company's work force, management intends to maintain as many operations in Smithfield as are feasible, including tobacco storage and special projects. The company further hopes that much of the necessary reduction in salaried personnel will be accomplished through a voluntary early retirement plan. The total cost of the consolidation is expected to be between $3 million and $4 million, before taxes, with at least equivalent annual savings beginning in fiscal year 2000.

         Universal Leaf Tobacco Company, Inc. is a subsidiary of Universal Corporation (NYSE-UVV), a diversified company with operations in tobacco, lumber, and agri-products. Universal Corporation's gross revenues for the fiscal year that ended on June 30, 1998, were approximately $4.3 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.
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